EXHIBIT (a)(1)(viii)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS PARTICIPATING

IN THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

AND ELIGIBLE OPTION INFORMATION SHEET

Date:	March , 2009
To:	Sirona Employees and Consultants Eligible to Participate in the Stock Option Exchange Program
From:	Sirona Dental Systems, Inc.
Re:	Confirmation of Receipt of Election Form and Eligible Option Information Sheet

This message confirms that we have received your Election Form and Eligible Option Information Sheet. This confirmation should not, however, be construed to imply that the Election Form, Eligible Option Information Sheet or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your eligible option grants for exchange. If your Election Form and Eligible Option Information Sheet are properly completed and signed, and all eligibility requirements are met, we expect to accept your eligible option grants elected for exchange, subject to the terms and conditions set forth in the exchange offer, promptly following the expiration of the exchange offer at 11:59 p.m., EDT, on March 30, 2009, unless this exchange offer is extended by us. Any eligible option grants listed on your Eligible Option Information Sheet for which you checked the corresponding box, will be cancelled upon expiration of the exchange offer.

Unless you withdraw your tendered eligible option grant before 11:59 p.m., EDT, on March 30, 2009 (or, if the exchange offer is extended, before the new termination date), we will, subject to the conditions of the exchange offer, cancel the eligible option grant that you have properly tendered for exchange. If you do not withdraw your tendered eligible option grant and we accept your eligible option grant for exchange, promptly following the expiration of this exchange offer we will provide you with a “confirmation letter” confirming that your eligible option grant has been accepted for exchange and has been cancelled. Your Election Form and Eligible Option Information Sheet may be changed or revoked at any time by delivering a new properly completed and signed Election Form and Eligible Option Information Sheet bearing a later date so long as we receive the documents before the expiration of the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Investor Relations, at 30-30 47th Avenue, Long Island City, New York, New York 11101 or by calling (718) 482-2285 or sending an email to optionexchangeacceptance@sirona.com.

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